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                            EXHIBIT 23

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Frontier Corporation of our report, dated January 16, 1995, which appears on page 28 of the 1994 Proxy Statement - Financial
Review of Frontier Corporation, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994.
We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 36 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the supplementary consolidated financial statements which give retroactive effect to the acquisition by Frontier Corporation of American Sharecom, Inc. which constitutes part of the Frontier Corporation Current Report on Form 8-K dated April 12, 1995.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
May 23, 1995
Rochester, New York